Exhibit 3.2

TERRA INDUSTRIES INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

Terra Industries Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST

The Corporation desires to amend and restate its charter as currently in effect pursuant to these Articles of Amendment and Restatement.  These Articles of Amendment and Restatement set forth every charter provision currently in effect.  These Articles of Amendment and Restatement do not increase the aggregate par value of the Corporation’s capital stock.

SECOND

The charter of the Corporation is hereby amended by striking in their entirety all of the charter provisions currently in effect, and by substituting in lieu thereof the following:

FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is

Terra Industries Inc.

SECOND: The purposes for which the Corporation is formed are as follows:

1.             To carry on any and all business activities permitted by law; and

2.             To do anything permitted by Section 2-103 of the Maryland General Corporation Law, as amended from time to time (the “MGCL”).

THIRD: The address of the principal office of the Corporation in Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The name and post office address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

FOURTH: The Corporation has the authority to issue One Hundred Thousand (100,000) shares of capital stock, all of which are designated as common stock, no par value per share.

FIFTH:  The Corporation shall have three (3) directors, which number may be increased or decreased from time to time pursuant to the Bylaws of the Corporation.  The name of the directors who shall act until their successors are elected and qualified are: Stephen R. Wilson, Anthony J. Nocchiero and Douglas C. Barnard.

SIXTH: (a)            The Corporation shall indemnify and advance expenses to its directors as and to the fullest extent permitted by the MGCL.

(b)           The Corporation shall indemnify and advance expenses to its officers and former officers to the same extent that it shall indemnify and advance expenses to its directors.

(c)           Neither the amendment nor repeal of this Article SIXTH, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article SIXTH,  shall limit or eliminate the protection afforded by this Article SIXTH to a director or officer or former officer with respect to any act or omission that occurred prior to such amendment, repeal or adoption.

(d)           For purposes of this Article SIXTH, the word “director” shall have the meaning ascribed to that word by Section 2-418 of the MGCL.

SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors, officers and stockholders:

(a)           The Corporation reserves the right to adopt from time to time any amendment to its Charter, as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

(b)           The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes or series, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable; and the Board of Directors may classify or reclassify any unissued shares or securities by fixing or altering in any one or more respects, from time to time before issuance of such shares or securities, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, of such shares or securities.

(c)           To the fullest extent permitted by Maryland law, as amended or interpreted from time to time, no director or officer or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article SEVENTH, Paragraph (c), nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article SEVENTH, Paragraph (c), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(d)          No holder of shares of stock of any class or series shall have any preemptive right to subscribe to or purchase any additional shares of any class or series, or any convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class or series, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

(e)           Subject to compliance with the notice and other requirements of Section 2-505 of the MGCL and any procedures adopted by the Board of Directors from time to time, the holders of common stock entitled to vote generally in the election of directors may take action or consent to any action by delivering a consent, in writing or by electronic transmission, of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.

THIRD

The Board of Directors of the Corporation, pursuant to and in accordance with the charter and bylaws of the Corporation and the MGCL, duly advised the foregoing amendment and restatement of the charter of the Corporation and the stockholder of the Corporation, pursuant to and in accordance with the charter and bylaws of the Corporation and the MGCL, duly approved the foregoing amendment and restatement of the charter of the Corporation.

FOURTH

The current address of the principal office of the Corporation is as set forth in Article THIRD of the foregoing amendment and restatement of the charter.  The name and address of the Corporation’s current resident agent is as set forth in Article Third of the foregoing amendment and restatement of the charter.

FIFTH

The number of directors of the Corporation and the names of those currently in office are as set forth in Article FIFTH of the foregoing amendment and restatement of the Charter.

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IN WITNESS WHEREOF, Terra Industries Inc. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 15th day of April, 2010, and its President acknowledges that these Articles of Amendment and Restatement are the act of Terra Industries Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	TERRA INDUSTRIES INC.

/s/ Douglas C. Barnard	By:	/s/ Stephen R. Wilson
Douglas C. Barnard, Secretary		Stephen R. Wilson, President